Exhibit 10.1

Amendment #2 to lease agreement from May 9, 2012 (The Amendment)

Made and signed on August 23, 2017

Between:               Bechar & Sons Food Supply and Marketing Ltd., Private Company 51-1008633

7 Beit Zuri Eliyahu Tel Aviv, 6912207 Israel

(hereinafter: “the Lessor”)

Of the one part

And:                       SteadyMed Ltd., Company ID 513698928

Of 5 Oppenheimer St., Tamar Park Rehovot, xxxx Israel

(hereinafter: “the Lessee”)

Of the other part

Whereas                The parties have signed the lease agreement from May 9, 2012 and Amendment to the agreement on Feb 10, 2015 (hereinafter: “the Agreement”) upon which the Lessee will lease the Property from the Lessor all as agreed in the Agreement;

And whereas         The parties are interested to extend the lease term and revise the option for additional lease term according to the following conditions and the parties are interested to document the agreements in writing;

The parties hereby agree to amend the agreement as follows:

1.     Definitions. All terms not defined in this Amendment will have the meaning they have in the Agreement.

2.     The Lease Period. Section 2 of the agreement will be deleted. The lease period will be: 01/01/2018 - 31/12/2018. (hereinafter: “the Lease Period”)

3.     The Rent. Section 4a of the Agreement will be deleted. During the Lease Period the Lessee will pay the Lessor NIS 40,000 per month, linked to the increase in CPI, plus VAT as applicable at time of payment (hereinafter: “the Rent”). The Rent will be paid quarterly in advance in the first month of every calendar quarter no later than the 5th day of the month, by a wire transfer to the Lessor bank account on the name of Bechar & Sons Food Supply and Marketing Ltd # 409-202207 at FIBI branch 048. The increase in the CPI will be calculated based on the known CPI at each payment date relative to the CPI for Nov 2017 published on 15/12/2017 (hereinafter: “the Basis CPI”). Should the known CPI at each payment date will be lower than the Basis CPI; the Rent for such quarter will be NIS 40,000 per month.

4.     The Extension Period Option. Sections 20a and 20f of the Agreement will be deleted. An option is hereby proposed to the Lessee to extend the Lease Period for an additional 3 periods of 12 months’ each (hereinafter: “Extension Period”). Realization of each Extension Period by the Lessee will be by a provision of a written notice to the Lessor, no later than August 1st, 2018 for the first Extension Period and no later than August 1st, 2019 and August 1st,

2020 for the second and third Extension Period respectively. The Rent for the first quarter of each Extension Period will be the Rent for the previous quarter plus an increase of 5% and such amount will become “the Rent” for the entire Extension Period. The following quarterly payments will be linked to the increase in the CPI as defined in section 3 above with a Basis CPI index being the index for Nov 2018, Nov 2019 and Nov 2020 for the first second and third Extension Period respectively.

5.     Insurance. The insurance amount per section 14a to the Agreement will be increased to NIS 6 million.

6.     Collateral. No later than 25/12/201, the Collateral amount per section 19 will be increased to NIS 180,000 by a wire transfer from the Lessee to the trustee bank account on the name of Adv. Avi Bechar # 409-332491 at FIBI branch 048.

7.     Miscellaneous. All other conditions of the Agreement will not be changed except as required due to the above agreed changes. This Amendment will be added and become part of the Agreement.

In witness whereof, the parties have signed this Agreement

/s/ David Nassif
The Lessee David Nassif, EVP/CFO Steadymed